UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2013 (September 9, 2013)

CHESAPEAKE ENERGY CORPORATION

(Exact name of Registrant as specified in its Charter)

Oklahoma	1-13726	73-1395733
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

6100 North Western Avenue, Oklahoma City, Oklahoma	73118
(Address of principal executive offices)	(Zip Code)

(405) 848-8000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

*           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

*           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

*           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

*           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.05 Costs Associated with Exit or Disposal Activities.

On September 9, 2013, Chesapeake Energy Corporation (the “Company”) committed to a workforce reduction plan as part of a company-wide reorganization effort intended to reduce costs and position the Company for profitable and efficient growth.  The plan has resulted in a reduction of approximately 900 employees. The reduction was communicated to affected employees on various dates within the months of September and October, and all such notifications were completed on October 11, 2013. In connection with the reduction, the Company estimates it will incur an aggregate of approximately $70 million of one-time charges in the 2013 third and fourth quarters, which includes approximately $45 million of compensation expense related to the acceleration of restricted stock awards. The Company estimates that the cash flow impact of these charges and related employer payroll taxes will be approximately $25 million.  The Company also expects to incur a one-time charge of approximately $25 million in the 2013 third quarter related to other workforce reductions, including previously announced executive officer separations, that were outside of the workforce reduction plan.

This Current Report on Form 8-K includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that give the Company’s current expectations or forecasts of future events. These include statements regarding the anticipated future charges and cash expenditures related to the workforce reductions described above.  Although we believe the expectations, intentions and forecasts reflected in our forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties, and actual results may differ from the expectations expressed, including the financial impact of our workforce reduction plan. We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this news release, and we undertake no obligation to update this information.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHESAPEAKE ENERGY CORPORATION

By:	/s/ JAMES R. WEBB
James R. Webb Senior Vice President, General Counsel and Corporate Secretary

Date:           October 15, 2013